EXECUTION VERSION

Exhibit 4.1

SPRINT CORPORATION,

as Issuer

SPRINT COMMUNICATIONS, INC.,

as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of February 24, 2015

Creating a Series of Securities Designated

7.625% Notes due 2025

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 24, 2015, among SPRINT CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), SPRINT COMMUNICATIONS, INC., a corporation duly organized and existing under the laws of the State of Kansas, as Guarantor (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have duly executed and delivered that certain Senior Notes Indenture, dated as of September 11, 2013 (the “Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series (the “Securities”);

WHEREAS, Sections 201, 301 and 901 of the Indenture provide that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form or terms of Securities of a new series issued pursuant to the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of Securities designated as its 7.625% Notes due 2025 (the “2025 Notes”) to be issued under the Indenture, as supplemented by this Supplemental Indenture, initially in an aggregate principal amount of $1,500,000,000, to be authenticated and delivered as provided in the Indenture;

WHEREAS, the Company desires to supplement the provisions of the Indenture to provide for the issuance of the 2025 Notes under the terms of the Indenture as supplemented hereby;

WHEREAS, the Guarantor acknowledges that the issuance of the 2025 Notes constitutes a direct benefit to it and is in furtherance of its corporate purposes or necessary or convenient to the conduct, promotion or attainment of its business, and in consideration therefor is willing to guarantee the 2025 Notes on the terms set forth herein;

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, each of the Company and the Guarantor has duly determined to execute and deliver to the Trustee this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby confirmed, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

DEFINITIONS

SECTION 1.01 Relationship with Indenture. All terms contained in this Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings defined in the Indenture. In the event of any inconsistency between the Indenture and this Supplemental Indenture, this Supplemental Indenture shall govern. The words “herein,” “hereof,” “hereunder,” and words of similar import shall refer to this Supplemental Indenture.

SECTION 1.02 Additional Definitions. Solely with respect to the 2025 Notes, the following definitions shall be added to Section 101 of the Indenture and replace any existing definitions (as applicable) in the Indenture, each in appropriate alphabetical order, unless the context requires otherwise.

“2025 Notes” shall have the meaning set forth in the recitals to this Supplemental Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Company’s Voting Securities; provided that a transaction in which the Company becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Company’s Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the First Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the First Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date: (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if fewer than five Reference Treasury Dealer Quotations are obtained, the average of all quotations.

“Definitive Note” means a certificated 2025 Note registered in the name of the Holder thereof and issued in accordance with the terms of the Indenture, substantially in the form of Exhibit A, except that such 2025 Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“First Par Call Date” means November 15, 2024.

“Global Note Legend” means the legend set forth in Section 3.03(f) of this Supplemental Indenture, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the global notes substantially in the form of Exhibit A.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB- by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the 2025 Notes, or the equivalent rating of any other Ratings Agency the Company selects as provided in the definition of Ratings Agencies.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Note Guarantee” shall have the meaning set forth in Section 4.01 of this Supplemental Indenture.

“Permitted Holder” means SoftBank Corp., a Japanese kabushiki kaisha, and its Affiliates.

“Primary Treasury Dealer” shall have the meaning set forth in the definition of Reference Treasury Dealer.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the 2025 Notes or ceases to make a rating on the 2025 Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-l of the Exchange Act) then making a rating on the 2025 Notes publicly available selected by the Company (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the 2025 Notes by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company shall specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means with respect to each 2025 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon, that would be due after the related Redemption Date to the First Par Call Date but for such redemption; provided, that, if such Redemption Date is not an Interest Payment Date with respect to such 2025 Note, the amount of the next succeeding scheduled interest payment thereon will be deemed reduced by the amount of interest accrued thereon to such Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Financial, Inc., or any successor to the rating agency business thereof.

“Treasury Rate” means, with respect to an applicable Redemption Date for the 2025 Notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury Notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the First Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be selected and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

SECTION 1.03 Applicability. The provisions contained in this Supplemental Indenture shall apply only to the 2025 Notes and not to any other series of Securities issued under the Indenture and any covenants provided herein are solely for the benefit of the holders of the 2025 Notes and not for the benefit of the holders of any other series of Securities issued under the Indenture.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE 2025 NOTES

SECTION 2.01 Terms. Pursuant to Section 301 of the Indenture, the terms of the 2025 Notes shall be as follows:

(a) The title of the 2025 Notes is “7.625% Notes due 2025.”

(b) The 2025 Notes are the general unsecured senior obligations of the Company and shall rank equally with all other unsecured senior obligations of the Company.

(c) The 2025 Notes will mature, and the principal of the 2025 Notes and all accrued and unpaid amounts, including interest, thereon will be due and payable on February 15, 2025, or such earlier date as any of the 2025 Notes may become due and payable in accordance with the provisions of the Indenture and this Supplemental Indenture.

(d) The 2025 Notes will initially be issued in an aggregate principal amount of $1,500,000,000. The Company may issue additional 2025 Notes from time to time without the consent of any Holders of the 2025 Notes. Any such additional 2025 Notes along with the 2025 Notes issued on the date hereof will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions; provided that, in the case of Notes represented by Global Notes, for so long as may be required by the Securities Act or the procedures of DTC, Euroclear Bank, S.A./N.V. (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”) (or a successor clearing system), such additional Notes shall be represented by one or more separate Global Notes in accordance with the terms hereof and subject to applicable transfer or other restrictions.

(e) The 2025 Notes will be issued in minimum denominations of $2,000 and thereafter in integral multiples of $1,000.

(f) Interest on the 2025 Notes will accrue from February 24, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually and be payable on February 15 and August 15 in each year, commencing August 15, 2015 (each such date, an “Interest Payment Date” as defined in the Indenture), at the rate of 7.625% per annum to the Persons in whose name the 2025 Notes are registered in the Security Register on the preceding February 1 or August 1 (each such date, a “Regular Record Date” as defined in the Indenture) until the principal thereof is paid or made available for payment; provided that any principal and premium, and any such installment of interest, which is overdue will bear interest at the rate of 7.625% per annum (to the extent that the payment of such interest is legally enforceable), from the dates such amounts are due until they are paid or made available payment, and such interest will be payable on demand.

(g) The 2025 Notes are not entitled to any sinking fund.

(h) The 2025 Notes are guaranteed by the Guarantor on the terms set forth in Article Four hereof.

SECTION 2.02 Terms of Notes Incorporated. The terms and provisions contained in the form of 2025 Notes attached as Exhibit A shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and, to the extent applicable, the Company, the Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any 2025 Note conflicts with the terms of this Supplemental Indenture, this Supplemental Indenture shall govern.

ARTICLE THREE

THE 2025 NOTES

SECTION 3.01 Form. The 2025 Notes shall be in substantially the form of Exhibit A.

SECTION 3.02 Global Notes. The 2025 Notes initially will be represented by one or more Global Notes in registered, global form without interest coupons (including the Global Note Legend thereon). The Global Notes will be deposited upon issuance with the Trustee as custodian for the Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC.

SECTION 3.03 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary (who shall initially be DTC) to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and the Company fails to appoint a successor Depositary within 90 days after receiving such notice or (B) has ceased to be a clearing agency registered under the Exchange Act and the Company fails to appoint a successor Depositary within 90 days after becoming aware of such condition; (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes in exchange for Global Notes (in whole but not in part); or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the 2025 Notes and DTC requests such exchange. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 304 and 306 of the Indenture. A Global Note may not be exchanged for another 2025 Note other than as provided in this Section 3.03(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.03(b), (c) or (h) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the applicable procedures of the Depositary, Euroclear and Clearstream. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Trustee to effect the transfers described in this Section 3.03(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 3.03(b)(i) above, the transferor of such beneficial interest must deliver to the Trustee either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Trustee containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Supplemental Indenture and the 2025 Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 3.03(g).

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes. If any holder of a beneficial interest in any Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.03(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable

Global Note to be reduced accordingly pursuant to Section 3.03(g), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.03(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Trustee through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose name such 2025 Notes are so registered.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests. A Holder of a Definitive Note may exchange such 2025 Note for a beneficial interest in a Global Note or transfer such Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the paragraph immediately above at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with the terms of the Indenture, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.03(e), the Trustee shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Trustee the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Trustee duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 3.03(e).

(f) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.03 OF THE FOURTH SUPPLEMENTAL INDENTURE TO THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.03(a) OF THE FOURTH SUPPLEMENTAL INDENTURE TO THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of 2025 Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Exchanges of Interests in such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges permitted hereunder, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Trustee’s request in accordance with the Indenture.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

(iii) The Trustee shall not be required to register the transfer of or exchange any 2025 Note selected for redemption in whole or in part, except the unredeemed portion of any 2025 Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company shall not be required (A) to issue, to register the transfer of or to exchange any 2025 Notes during a period beginning at the opening of business 15 days before the day of any selection of 2025 Notes for redemption and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any 2025 Note so selected for redemption in whole or in part, except the unredeemed portion of any 2025 Note being redeemed in part, (C) to register the transfer of or to exchange a 2025 Note between a record date and the next succeeding interest payment date or (D) to register the transfer of or to exchange a 2025 Note tendered and not withdrawn in connection with a Change of Control Offer.

(vi) Prior to due presentment for the registration of a transfer of any 2025 Note, the Trustee, the Paying Agent and the Company may deem and treat the Person in whose name any 2025 Note is registered as the absolute owner of such 2025 Note for the purpose of receiving payment of principal of and interest on such 2025 Notes and for all other purposes, and none of the Trustee, the Paying Agent or the Company shall be affected by notice to the contrary.

(vii) Neither the Trustee nor the registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the 2025 Notes. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any 2025 Notes (including any transfers between or among the Depositary’s participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE FOUR

NOTE GUARANTEE

SECTION 4.01 Note Guarantee. The Guarantor irrevocably and unconditionally guarantees, on a senior unsecured basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all payment obligations of the Company under the 2025 Notes for the payment of principal of, premium, if any, and interest on the 2025 Notes, and all other amounts payable by the Company to the Holders of the 2025 Notes under the 2025 Notes, the Indenture and this Supplemental Indenture, on the terms set forth herein (such guarantee, the “Note Guarantee”).

SECTION 4.02 Limitation of Note Guarantee. The Note Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by the Guarantor by law or without resulting in its obligations under the Note Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer, or under similar laws affecting the rights of creditors generally.

SECTION 4.03 Subrogation. The Guarantor shall be subrogated to all rights of the holders of the 2025 Notes against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of the Note Guarantee; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, premium, if any, and interest on all 2025 Notes shall have been paid in full or payment thereof shall have been provided for in accordance with the provisions of the Indenture and this Supplemental Indenture.

SECTION 4.04 Release of Note Guarantee.

(a) The Note Guarantee shall be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon:

(i) the Company exercising its legal defeasance or covenant defeasance option with respect to the 2025 Notes pursuant to Article XIII of the Indenture or the satisfaction and discharge of the obligations of the Company with respect to the 2025 Notes pursuant to Article IV of the Indenture, in each case, in compliance with the terms of this Supplemental Indenture and the Indenture; and

(ii) the Company delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Supplemental Indenture and the Indenture relating to such release have been complied with.

(b) For the avoidance of doubt, (other than as expressly provided in the Indenture) nothing in this Supplemental Indenture shall prevent the Guarantor from merging with and into the Company, or the Company from merging with and into the Guarantor, and in such event the Note Guarantee shall terminate and the surviving entity shall remain the primary obligor under the 2025 Notes, the Indenture and this Supplemental Indenture.

ARTICLE FIVE

AMENDMENTS TO INDENTURE SECTIONS

The following amendments to the Indenture shall apply only to the 2025 Notes and not to any other series of Securities issued under the Indenture and shall be effective for so long as any 2025 Notes remain Outstanding. The Indenture is amended by this Supplemental Indenture solely with respect to the 2025 Notes, as follows:

SECTION 5.01 Amendments to Article V.

(a) Solely with respect to the 2025 Notes, Section 501 of the Indenture shall be amended by deleting the “.” at the end of clause (7) thereof and replacing it with “; or” and inserting the following new Events of Default immediately following clause (7) thereof:

“(8) the Note Guarantee is held in a final, non-appealable judgment to be unenforceable or invalid or ceases for any reason to be in full force and effect (except as permitted to be released pursuant to the Fourth Supplemental Indenture dated as of February 24, 2015) or the Guarantor denies or disaffirms its obligations under the Note Guarantee in writing, except in accordance with the terms of the Note Guarantee or in connection with the release of the Note Guarantee in accordance with the Fourth Supplemental Indenture dated as of February 24, 2015; or

(9) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Guarantor in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Guarantor bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Guarantor under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Guarantor or of any substantial part of its Property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(10) the commencement by the Guarantor of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Guarantor to the entry of a decree or order for relief in respect of it in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by the Guarantor to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Guarantor or of any substantial part of its Property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by it in furtherance of any such action.”

(b) Solely with respect to the 2025 Notes, Section 502 of the Indenture shall be amended by replacing “Section 501(5) or 501(6)” in the second sentence thereof with the following: “Section 501(5), 501(6), 501(9) or 501(10).”

SECTION 5.02 Amendments to Article IX.

(a) Solely with respect to the 2025 Notes, Section 901 of the Indenture shall be amended by deleting the “.” at the end of clause (14) thereof and replacing it with “; or” and inserting the following immediately following clause (14) thereof:

“(15) to release the Note Guarantee in accordance with the Fourth Supplemental Indenture dated as of February 24, 2015.”

(b) Solely with respect to the 2025 Notes, Section 902 of the Indenture shall be amended by deleting the “.” at the end of clause (7) thereof and replacing it with “; or” and inserting the following immediately following clause (7) thereof:

“(8) release the Guarantor from any of its obligations under the Note Guarantee or the Indenture, except in accordance with the terms this Indenture (as modified by the Fourth Supplemental Indenture dated February 24, 2015).”

ARTICLE SIX

OPTIONAL REDEMPTION

SECTION 6.01 Optional Redemption. (a) The 2025 Notes will be redeemable in accordance with the terms of the Indenture (as modified by this Supplemental Indenture), in each case from time to time, prior to the First Par Call Date as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the 2025 Notes to be redeemed, at a Redemption Price equal to (1) the greater of: (A) 100% of the principal amount of the 2025 Notes to be redeemed, and (B) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, plus 50 basis points; plus (2) in each case, accrued but unpaid interest to, but not including, the applicable Redemption Date. Any calculation made pursuant to this Section 6.01(a) shall not include any discounted amount with respect to the interest and principal payments due on the Stated Maturity of the 2025 Notes and shall instead include the discounted amount with respect to the interest and principal payments that would be payable upon redemption of the 2025 Notes on the First Par Call Date.

(b) The 2025 Notes will be redeemable at the Company’s option, as a whole or in part, at any time on or after the First Par Call Date, at a Redemption Price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued but unpaid interest to, but not including, the applicable Redemption Date.

SECTION 6.02 Interest on 2025 Notes Redeemed; Deposit of Applicable Redemption Price. On and after the Redemption Date, interest will cease to accrue on the 2025 Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the applicable Redemption Price. On or before the Redemption Date, the Company will deposit with the Paying Agent, or the Trustee, money sufficient to pay the applicable Redemption Price of the 2025 Notes to be redeemed on such date.

ARTICLE SEVEN

REPURCHASE OF THE 2025 NOTES

UPON A CHANGE OF CONTROL TRIGGERING EVENT

SECTION 7.01 Repurchase Offers. If a Change of Control Triggering Event occurs with respect to the 2025 Notes, each Holder of 2025 Notes will have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that Holder’s 2025 Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Article Seven.

SECTION 7.02 Terms of Change of Control Offer. The Company, in each Change of Control Offer, will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of 2025 Notes repurchased, plus accrued and unpaid interest on the 2025 Notes, in each case, up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the 2025 Notes in connection with an optional redemption permitted by Section 7.01 of this Supplemental Indenture and Article XI of the Indenture, the Company will deliver or cause to be delivered a notice to each registered Holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase 2025 Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture (as modified by this Supplemental Indenture) and described in such notice.

SECTION 7.03 Compliance with Securities Laws. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Article Seven, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations hereunder by virtue of such conflict.

SECTION 7.04 Acceptance of and Payment for 2025 Notes. On the Change of Control Payment Date, the Company will, to the extent lawful:

(a) accept for payment all 2025 Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2025 Notes or portions thereof properly tendered; and

(c) deliver or cause to be delivered to the Trustee the 2025 Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of 2025 Notes or portions thereof being purchased.

SECTION 7.05 Determination of Tender; Responsibilities of Paying Agent and Trustee. The Company will determine in connection with any Change of Control Offer whether the 2025 Notes are properly tendered, and the Trustee will have no responsibility for, and may conclusively rely upon, the Company’s determination with respect thereto. Subject to receipt of sufficient funds from the Company, the Paying Agent will promptly deliver to each registered Holder of 2025 Notes properly tendered, the Change of Control Payment for such 2025 Notes, and the Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new 2025 Note equal in principal amount to any unpurchased portion of the 2025 Notes surrendered, if any; provided that each such new 2025 Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any 2025 Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

SECTION 7.06 Third Party Change of Control Offers. The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all 2025 Notes properly tendered and not withdrawn under the Change of Control Offer.

SECTION 7.07 Conditional Change of Control Offers. The Company may make a Change of Control Offer in advance of a Change of Control Triggering Event, and condition that Change of Control Offer upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

SECTION 7.08 Investment Grade Rating. Notwithstanding the foregoing provisions of this Article Seven, if the 2025 Notes receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that the 2025 Notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, the Company will be released from its obligation to make a Change of Control Offer upon a Change of Control Triggering Event.

ARTICLE EIGHT

MISCELLANEOUS PROVISIONS

SECTION 8.01 Effect of Supplemental Indenture; Conflicts with Indenture. This Supplemental Indenture is executed by the Company and the Guarantor, and by the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

SECTION 8.02 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 8.03 Trustee. The Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Company. The Trustee makes no representations and shall have no responsibility as to the validity or sufficiency of this Supplemental Indenture or the due authorization and execution hereof by the Company or the Guarantor.

SECTION 8.04 Headings. The Article and Section headings contained herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

SECTION 8.05 Governing Law. This Supplemental Indenture and the 2025 Notes and the Note Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPRINT CORPORATION

By:	/s/ Joseph J. Euteuener
Name:	Joseph J. Euteneuer
Title:	Chief Financial Officer

SPRINT COMMUNICATIONS, INC.

By:	/s/ Joseph J. Euteuener
Name:	Joseph J. Euteneuer
Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name:	Lawrence M. Kusch
Title:	Vice President

Exhibit A

Form of 2025 Note

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.03 OF THE FOURTH SUPPLEMENTAL INDENTURE TO THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.03(a) OF THE FOURTH SUPPLEMENTAL INDENTURE TO THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

SPRINT CORPORATION

7.625% NOTES DUE 2025

CUSIP NO. 85207UAJ4

ISIN NO. US85207UAJ43

No. [ ]	$[ ]

SPRINT CORPORATION, a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [            ] MILLION DOLLARS on February 15, 2025, and to pay interest thereon from February 24, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi- annually on February 15 and August 15 in each year, commencing August 15, 2015, at the rate of 7.625% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 7.625% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. If any Interest Payment Date or the Stated Maturity of this 2025 Note falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the Interest Payment Date or the Stated Maturity of this 2025 Note, as the case may be, if such payment is made on such next succeeding Business Day. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (or the next Business Day, as applicable) will, as provided in such Indenture, be paid to the Person in whose name this 2025 Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this 2025 Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of 2025 Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the 2025 Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Reference is hereby made to the further provisions of this 2025 Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this 2025 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

* * * * *

IN WITNESS WHEREOF, the Company has caused this 2025 Note to be signed manually or by facsimile by its duly authorized officer.

SPRINT CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

Reverse of Note

SPRINT CORPORATION

7.625% Notes Due 2025

This 2025 Note is one of a duly authorized issue of securities of the Company (herein called the “2025 Notes”), issued and to be issued in one or more series under an Indenture, dated as of September 11, 2013 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Fourth Supplemental Indenture, dated as of February 24, 2015 (the “Supplemental Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the 2025 Notes and of the terms upon which the 2025 Notes are, and are to be, authenticated and delivered.

The Company may redeem the 2025 Notes at any time and from time to time prior to the First Par Call Date, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the 2025 Notes to be redeemed, at a Redemption Price equal to the greater of:

(1) 100% of the principal amount of the 2025 Notes to be redeemed; and

(2) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, plus 50 basis points;

plus, in each case, accrued but unpaid interest to, but not including, the Redemption Date. Any calculation made pursuant to this paragraph shall not include any discounted amount with respect to the interest and principal payments due on the Stated Maturity of the 2025 Notes and shall instead include the discounted amount with respect to the interest and principal payments that would be payable upon redemption of the 2025 Notes on the First Par Call Date.

The Company may redeem the 2025 Notes at any time on or after the First Par Call Date, as a whole or in part, at the Company’s option, at a Redemption Price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued but unpaid interest to, but not including, the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the First Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the First Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date: (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if fewer than five Reference Treasury Dealer Quotations are obtained, the average of all quotations.

“First Par Call Date” means November 15, 2024.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and J.P. Morgan Securities LLC and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company shall specify from time to time; provided, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means with respect to each 2025 Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon, that would be due after the related Redemption Date to the First Par Call Date but for such redemption; provided, that, if such Redemption Date is not an interest payment date with respect to such 2025 Note, the amount of the next succeeding scheduled interest payment thereon will be deemed reduced by the amount of interest accrued thereon to such Redemption Date.

“Treasury Rate” means, with respect to an applicable Redemption Date for the 2025 Notes: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury Notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the First Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be selected and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the 2025 Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the applicable Redemption Price.

In the event of redemption of this 2025 Note in part only, a new 2025 Note or 2025 Notes of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Triggering Event occurs, each Holder of a 2025 Note will have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that Holder’s 2025 Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the Supplemental Indenture.

The Company, in each Change of Control Offer, will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of 2025 Notes, plus accrued and unpaid interest on the 2025 Notes up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the 2025 Notes in connection with an optional redemption permitted by the Indenture, the Company will deliver or cause to be delivered a notice to each registered Holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase 2025 Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the Indenture (as modified by this Supplemental Indenture) and described in such notice.

Notwithstanding the preceding two paragraphs, if the 2025 Notes receive an Investment Grade Rating by both of the Rating Agencies, and notwithstanding that the 2025 Notes may later cease to have an Investment Grade Rating by either of the Rating Agencies, the Company will be released from its obligation to make a Change of Control Offer upon a Change of Control Triggering Event.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b) the adoption of a plan relating to the Company’s liquidation or dissolution; or

(c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Company’s Voting Securities; provided that a transaction in which the Company becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Company’s Voting Securities.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB- by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the 2025 Notes, or the equivalent rating of any other Ratings Agency the Company selects as provided in the definition of Ratings Agencies.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Permitted Holder” means SoftBank Corp., a Japanese kabushiki kaisha, and its Affiliates.

“Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the 2025 Notes or ceases to make a rating on the 2025 Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-l of the Exchange Act) then making a rating on the 2025 Notes publicly available selected by the Company (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the 2025 Notes by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Financial, Inc., or any successor to the rating agency business thereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this 2025 Note or certain restrictive covenants and Events of Default with respect to this 2025 Note, as well as provisions for the satisfaction and discharge of obligations pursuant to this 2025 Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the 2025 Notes shall occur and be continuing, the principal of the 2025 Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the

Holders of a majority in principal amount of all Outstanding Securities affected. With respect to any series of Securities, the consent of the Holders of that series of Securities required by the Indenture may be obtained from either the Holders of a majority in principal amount of the Securities of that series, or from the Holders of a majority in principal amount of the Securities of that series and all other series affected by that consent, voting as a single class. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. With respect to any series of Securities issued under the Indenture, in addition to obtaining waivers from the Holders of a majority in principal amount of Outstanding Securities of that series, a waiver of compliance with the Indenture and a waiver of past defaults under the Indenture can also be obtained from the Holders of a majority in principal amount of debt securities of that series and all other series affected by the waiver, whether issued under the Indenture or any other indenture of the Company providing for such aggregated voting, all as a single class. Any such consent or waiver by the Holder of this 2025 Note shall be conclusive and binding upon such Holder and upon all future Holders of this 2025 Note and of any 2025 Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this 2025 Note.

As provided in and subject to the provisions of the Indenture, the Holder of this 2025 Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the 2025 Notes, the Holders of not less than 25% in principal amount of the 2025 Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of 2025 Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this 2025 Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

As provided in the Indenture and subject to release and certain other limitations therein set forth, the Guarantor irrevocably and unconditionally guarantees, on a senior unsecured basis, the full and punctual payment, whether at maturity, by acceleration or otherwise, of all payment obligations of the Company under the 2025 Notes for the payment of principal of, premium, if any, and interest on the 2025 Notes, and all other amounts payable by the Company to the Holders of the 2025 Notes under the 2025 Notes and the Indenture.

No reference herein to the Indenture and no provision of this 2025 Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this 2025 Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this 2025 Note is registerable in the Security Register, upon surrender of this 2025 Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this 2025 Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 2025 Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The 2025 Notes of this series are issuable only in registered form, without coupons, in minimum denominations of $2,000 and thereafter any integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, 2025 Notes of this series are exchangeable for a like aggregate principal amount of 2025 Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this 2025 Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this 2025 Note is registered as the owner hereof for all purposes, whether or not this 2025 Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse for payment of the principal of, premium, if any, or interest on this 2025 Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture, or in any 2025 Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the Indenture and the issuance of this 2025 Note.

THIS 2025 NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this 2025 Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture (as modified by the Supplemental Indenture).

This Note is a note issued under and governed by the Indenture (as modified by the Supplemental Indenture). To the extent any provision hereof conflicts with the terms of the Indenture (as modified by the Supplemental Indenture), the Indenture (as modified by the Supplemental Indenture) shall govern.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s), and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all right thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to be delivered other than to an in the name of the registered holder,

Fill in for registration of Notes to be delivered other than to and in the name of the holder:

(Name)
(Street Address)
(City, State, and Zip Code)
Please print name and address

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever,
Social Security or Other Taxpayer Identification Number